UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 29, 2012 (March 28, 2012)

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On March 28, 2012, Hospira, Inc. (“Hospira”) notified DURECT Corporation, a Delaware corporation (“DURECT”), that Hospira is terminating, effective September 28, 2012, the Development and License Agreement between Hospira and DURECT dated June 1, 2010 (the “License Agreement”) relating to the development and commercialization in the United States and Canada of POSIDUR™ , DURECT’s sustained-release formulation of bupivacaine using the SABER® delivery system for the treatment of post-surgical pain. Hospira’s termination returns to DURECT the rights to develop and commercialize POSIDUR in the United States and Canada. DURECT now has worldwide development and commercialization rights to POSIDUR. Under the License Agreement, Hospira will assign to DURECT all regulatory documentation owned by Hospira related to POSIDUR.

Under terms of the agreement, Hospira made an upfront payment of $27.5 million, with the potential for up to an additional $185 million in performance milestone payments based on the successful development, approval and commercialization of POSIDUR in the U.S. and Canada. Of these potential milestones, $35 million were development-based milestones (none of which has been achieved as of December 31, 2011), and $150 million were sales-based milestones (none of which has been achieved as of December 31, 2011). For the U.S. and Canada, the two companies had agreed to direct and equally fund the remaining development costs for POSIDUR, while Hospira would have had exclusive commercialization rights upon regulatory approval with sole funding responsibility for commercialization activities. In addition, the Company had also granted to Hospira the right to develop and commercialize in the U.S. and Canada, at Hospira’s sole cost, other specified local anesthetic products, if any, based on the SABER technology, which come into existence under the Agreement.

A copy of DURECT’s press release regarding this termination is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release of DURECT Corporation dated March 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: March 29, 2012	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of DURECT Corporation dated March 29, 2012